Exhibit 99.01

Tonix Pharmaceuticals Prices $15,000,000 Public Offering

NEW YORK, December 7, 2018 (GLOBE NEWSWIRE) – Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP) (Tonix or the Company), a clinical-stage biopharmaceutical company focused on developing pharmaceutical products to treat serious neuropsychiatric conditions and biological products to improve biodefense, announced today the pricing of an underwritten public offering with expected total gross proceeds of $15,000,000 before deducting underwriting discounts, commissions and other offering expenses payable by the Company. The Company expects to use the net proceeds from this offering to help fund a new Phase 3 study using a modified trial design for its lead product candidate, TNX-102 SL, and for working capital and other general corporate purposes.

The securities offered by the Company consist of (i) Class A Units each consisting of one share of Common Stock and one Warrant to purchase one share of Common Stock at a price of $3.50 per Class A Unit, and (ii) Class B Units each consisting of one share of Series A Convertible Preferred Stock, with a stated value of $1,000 per share, and convertible into 286 shares of Common Stock per share of Series A Preferred Stock, and Warrants to purchase 286 shares of Common Stock, at a combined price of $1,000 per Class B Unit. The aggregate number of shares of Common Stock to be issued pursuant to the Class A Units and issuable upon conversion of all of the Series A Convertible Preferred Stock is 4,285,714. The aggregate number of Warrants to be issued in the offering is 4,285,714. The Warrants will have an exercise price of $3.50, will be exercisable upon issuance and will expire five years from the date of issuance. The shares of Common Stock and the accompanying Warrants included in the Class A Units and Class B Units can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. The Company has granted the underwriters a 45-day option to purchase an additional 642,857 shares of Common Stock and/or additional Warrants to purchase 642,857 shares of Common Stock. The offering is expected to close on December 11, 2018, subject to customary closing conditions.

A.G.P./Alliance Global Partners is acting as the sole book-running manager for the offering.

Dawson James Securities, Inc. is acting as a co-manager for the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”) and was declared effective on December 7, 2018.

The offering is being made only by means of a prospectus forming part of the effective registration statement. A copy of the prospectus relating to the offering may be obtained, when available, by contacting A.G.P./Alliance Global Partners, 590 Madison Avenue, 36th Floor, New York, NY 10022 or via telephone at 212-624-2006 or email: prospectus@allianceg.com. Investors may also obtain these documents at no cost by visiting the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Tonix Pharmaceuticals Holding Corp.

Tonix is a clinical-stage biopharmaceutical company focused on discovering and developing pharmaceutical products to treat serious neuropsychiatric conditions and biological products to improve biodefense through potential medical counter-measures. Tonix is developing Tonmya, which is in Phase 3 development and has been granted Breakthrough Therapy designation, as a bedtime treatment for PTSD. Tonix is also developing TNX-102 SL as a bedtime treatment for agitation in Alzheimer’s disease under a separate IND to support a Phase 2, potential pivotal, efficacy study and has been designated a Fast Track development program by the FDA for this indication. TNX-601 (tianeptine oxalate) is in the pre-IND application stage, also for the treatment of PTSD but by a unique mechanism and designed for daytime dosing. Tonix’s lead biologic candidate, TNX-801, is a potential smallpox-preventing vaccine based on a live synthetic version of horsepox virus, currently in the pre-IND application stage.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the preliminary prospectus relating to this offering, as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on March 9, 2018, and periodic and current reports filed with the SEC on or after the date thereof. All of Tonix’s forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Contacts

Jessica Morris (corporate)

Tonix Pharmaceuticals

investor.relations@tonixpharma.com

(212) 980-9159

Scott Stachowiak (media)

Russo Partners

scott.stachowiak@russopartnersllc.com

(646) 942-5630

Peter Vozzo (investors)

Westwicke Partners

peter.vozzo@westwicke.com

(443) 213-0505